Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
1515 Arapahoe Street		Nancy Buese, CFO
Tower 2, Suite 700		Andy Schroeder, VP Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482 Fax: (303) 290-8769
	E-mail:	investorrelations@markwest.com
	Website:	www.markwest.com

MARKWEST ENERGY PARTNERS TO REVIEW RESTRUCTURING
ALTERNATIVES WITH MARKWEST HYDROCARBON

DENVER - February 21, 2007 - The Board of the General Partner of MarkWest Energy Partners, L.P. (AMEX: MWE), today announced that it has asked its Conflicts Committee to review and evaluate a possible acquisition of, business combination with, or other potential restructuring transaction with MarkWest Hydrocarbon, Inc. (AMEX: MWP) (the “Company”).  The General Partner’s Board (the “Board”) advised that there can be no assurance that this review process will result in any specific transaction.  The Board does not intend to disclose developments regarding its review of structuring alternatives unless and until the Board approves a definitive transaction or otherwise has reached a definitive conclusion regarding a transaction.  The Conflicts Committee intends to retain an independent financial advisor to assist the Committee in its review.

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MarkWest Energy Partners, L.P. (AMEX: MWE), is a publicly traded limited partnership with a solid core of midstream assets and a growing core of gas transmission assets.  It is the largest processor of natural gas in the Northeast and is the largest gas gatherer of natural gas in the prolific Carthage field in east Texas.  It also has a growing number of other gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.